Exhibit (a)(1)(vi)

Offer to Purchase for Cash
by

PREMIERE GLOBAL SERVICES, INC.

of
Up to 11,857,707 Shares of Its Common Stock
At a Purchase Price of $12.65 per share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL
RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON MONDAY, MAY 21, 2007, UNLESS THE OFFER IS EXTENDED.

April 23, 2007

To Our Clients:

          Enclosed for your consideration are the Offer to Purchase, dated April 23, 2007 (the “Offer to Purchase”) and related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by Premiere Global Services, Inc., a Georgia corporation, to purchase for cash up to 11,857,707 shares of its common stock, par value $0.01 per share (the “Common Stock”), at a price of $12.65 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

          All shares properly tendered prior to the expiration date and not properly withdrawn will be purchased in the Offer, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the shares, regardless of any delay in making such payment. All shares acquired in the Offer will be acquired at the same purchase price. Premiere Global reserves the right, in its sole discretion, to purchase more than 11,857,507 shares in the Offer and to amend the purchase price, subject to applicable law.

          Premiere Global reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

          Upon the terms and subject to the conditions of the Offer, if more than 11,857,707 shares, or such greater number of shares as Premiere Global may elect to purchase, subject to applicable law, have been validly tendered, and not properly withdrawn before the expiration date, Premiere Global will accept the shares to be purchased in the following order of priority: (i) from all holders of “odd lots” of less than 100 shares who properly tender all their shares and do not properly withdraw them before the expiration date (partial tenders will not qualify for this preference); (ii) from all other shareholders who properly tender shares, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional shares; and (iii) only if necessary to permit Premiere Global to purchase the total number of shares desired to be purchased in this Offer, from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, Premiere Global may not purchase all of the shares that you tender. Shares not purchased because of proration provisions will be returned to the tendering shareholders at Premiere Global’s expense promptly after expiration of the Offer. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

          The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

          Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

          Please note the following:

1.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your shares will be purchased in the event of proration.

2.	The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, May 21, 2007, unless Premiere Global extends the Offer.

3.	The Offer is for up to 11,857,707 shares (representing approximately 17% of the shares outstanding as of April 19, 2007).

4.

Tendering shareholders who are tendering shares held in their name or who tender their shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Premiere Global or to the Dealer Managers, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the purchase of shares under the Offer.

5.

If you wish to condition your tender upon the purchase of all shares tendered or upon the purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The purchase of shares from all tenders that are so conditioned will be determined by random lot. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

          YOUR PROMPT ACTION IS REQUESTED.

          YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION OF THE OFFER. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MAY 21, 2007, UNLESS THE OFFER IS EXTENDED.

          If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

          The Company’s Board of Directors has approved the Offer. However, none of the Company, its Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2 of the Offer to Purchase.

          All of the Company’s directors and executive officers have advised the Company that they do not intend to tender shares pursuant to the Offer. See Section 11 of the Offer to Purchase.

          The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of Common Stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Common Stock residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

          The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated April 23, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Premiere Global Services, Inc., a Georgia corporation, to purchase for cash up to 11,857,707 shares of its common stock, par value $0.01 per share (the “Common Stock”), at a price of $12.65 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

          The undersigned hereby instruct(s) you to tender to Premiere Global the number of shares indicated below or, if no number is specified, all shares you hold for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

          In participating in the Offer, the undersigned acknowledges that: (1) the Offer is established voluntarily by Premiere Global, it is discretionary in nature and it may be extended, modified, suspended or terminated by Premiere Global as provided in the Offer to Purchase; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Common Stock is unknown and cannot be predicted with certainty; (4) the undersigned has received the Offer to Purchase; (5) the undersigned has consulted his or her tax and financial advisors with regard to how the Offer will impact his or her personal situation; (6) any foreign exchange obligations triggered by the undersigned’s tender of Shares or the recipient of proceeds are solely his or her responsibility; and (7) regardless of any action that Premiere Global takes with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes Premiere Global to withhold all applicable Tax Items legally payable by the undersigned. The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, Premiere Global, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.

Aggregate Number of Shares to be Tendered By You For
the Account of the Undersigned: ________________ Shares.

CONDITIONAL TENDER

(See Instruction 13 to the Letter of Transmittal)

          A shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to the Letter of Transmittal must be purchased if any shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless at least that minimum number of shares indicated below is purchased by Premiere Global pursuant to the terms of the Offer, none of the shares tendered will be purchased. It is the tendering shareholder’s responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and Premiere Global urge shareholders to consult their own tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased, if any are purchased, is: ________________ shares.

          If, because of proration, the minimum number of shares designated will not be purchased, Premiere Global may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her shares and checked this box:

☐	The tendered shares represent all shares held by the undersigned.

ODD LOTS

(See Instruction 14 to the Letter of Transmittal)

          To be completed ONLY if shares are being tendered by or on behalf of a person owning, beneficially or of record, as of the close of business on the date set forth in the Signature box below, and who continues to own, beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 shares.

          The undersigned either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

☐

is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares beneficially owned by each such person.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Premiere Global’s Board of Directors has approved the Offer. However, none of Premiere Global, any member of its Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. Neither Premiere Global, nor any member of the Board of Directors of Premiere Global, the Dealer Managers, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Shareholders should carefully evaluate all information in the Offer and should consult their own investment and tax advisors. Shareholders must decide whether to tender their shares and, if so, how many shares to tender. In doing so, a shareholder should read carefully the information in the Offer to Purchase and in the Letter of Transmittal before making any decision with respect to the Offer.

SIGNATURE

Signature(s):

Name(s):

(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Phone Number (including Area Code):

Date: